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June 30, 1998



Stephen Flaim, Ph.D
4455 Foxhollow Court
San Diego, CA 92130

Dear Dr. Flaim:

We are pleased to extend you an offer of employment with Trega Biosciences, Inc. This letter shall serve to clarify the terms and conditions of the job we are offering you.

We are offering you a position as Vice President, Biology reporting to Dr. Larry Muschek. Your employment will begin on July 20, 1998 with an exempt monthly salary of $14,166.67, annualized at $170,000.

In addition to your base compensation, you will be eligible to participate in an attractive bonus award program. During your first year of employment, up to a maximum of 50% of your annual salary will be awarded to you should you successfully accomplish the criteria to be agreed upon between us. The amount of the award will be determined by the President/CEO and the President, Research & Development.

You will be eligible to participate in the Company's health-care benefit plans on the first of the month following your hire date and in the Company's 401 (k) Retirement Plan during the first enrollment period following 90 days after your hire date. You will begin accruing vacation at a rate of 10 days per year, with an additional day of vacation for every year of service, which you will be eligible to take after six (6) months of employment with the Company. Subject to the approval of the Compensation Committee, you will be granted 70,000 stock options, which will vest in three (3) month periods over four (4) years.



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Stephen Flaim, Ph.D.
June 30, 1998
page 2

You acknowledge that you will be required to execute a Confidentiality Agreement and any and all other documents reasonably required by the Company to protect its proprietary trade secrets from disclosure and to prevent the unauthorized use by the Company of any proprietary trade secrets of other parties or entities. These documents are incorporated into this letter by reference.

You acknowledge and agree that in accordance with California law, your employment with the Company is "at will" and that you understand that the Company or you may terminate your employment at any time, for any reason whatsoever, with or without cause and with or without notice. Additionally, on your first day of work please be prepared to provide the appropriate documentation showing you are authorized to work in the United States.

You further agree that all disputes, claims or causes of action arising out of or relating to this agreement or your employment relationship including termination of that relationship, shall be submitted to binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy (See Exhibit A).

Dr. Flaim, we look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Sincerely,

/s/ Lawrence D. Muschek
------------------------

Larry Muschek, Ph.D.
President, Research & Development

                                   ACKNOWLEDGMENT

I agree to the terms and conditions of employment set forth in this letter.

/s/ Stephen F. Flaim                              7/7/98
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Stephen Flaim, Ph.D.                              Date